Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Sean O’Connor
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778

U.S. BANCORP REPORTS EARNINGS FOR THE FIRST QUARTER OF 2014

MINNEAPOLIS, April 16, 2014 — U.S. Bancorp (NYSE: USB) today reported net income of $1,397 million for the first quarter of 2014, or $.73 per diluted common share, compared with $1,428 million, or $.73 per diluted common share, in the first quarter of 2013.

Highlights for the first quarter of 2014 included:

•	Growth in average total loans of 6.0 percent over the first quarter of 2013 (7.6 percent excluding covered loans) and 1.3 percent on a linked quarter basis (1.7 percent excluding covered loans)

•	Growth in average total commercial loans of 8.5 percent over the first quarter of 2013 and 2.8 percent over the fourth quarter of 2013

•	Growth in average total commercial real estate loans of 7.6 percent over the first quarter of 2013 and 1.9 percent over the fourth quarter of 2013

•	Growth in average commercial and commercial real estate commitments of 11.7 percent year-over-year and 3.4 percent over the prior quarter

•	Strong new lending activity of $41.0 billion during the first quarter, including:

•	$26.9 billion of new and renewed commercial and commercial real estate commitments

•	$2.6 billion of lines related to new credit card accounts

•	$11.5 billion of mortgage and other retail loan originations

•	Strong growth in average total deposits of 5.1 percent over the first quarter of 2013

•	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 7.7 percent year-over-year and were stable on a linked quarter basis

•	Industry-leading performance ratios, including:

•	Return on average assets of 1.56 percent

•	Return on average common equity of 14.6 percent

•	Efficiency ratio of 52.9 percent

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

•	Net charge-offs declined 21.2 percent on a year-over-year basis. Provision for credit losses was $35 million less than net charge-offs

•	Allowance to period-end loans was 1.89 percent at March 31, 2014

•	Annualized net charge-offs to average total loans ratio was .59 percent

•	Nonperforming assets decreased on both a linked quarter and a year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 1.0 percent on a linked quarter basis and 11.6 percent from the first quarter of 2013

•	Allowance to nonperforming assets (excluding covered assets) was 243 percent at March 31, 2014, compared with 242 percent at December 31, 2013, and 221 percent at March 31, 2013

•	Capital generation continued to reinforce capital position and returns. Ratios at March 31, 2014, were:

•	Basel III transitional:

•	Common equity tier 1 capital ratio of 9.7 percent

•	Tier 1 capital ratio of 11.4 percent

•	Total risk based capital ratio of 13.5 percent

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach of 9.0 percent

•	Returned 67 percent of first quarter earnings to shareholders through dividends and the buyback of 12 million common shares

•	Received the Federal Reserve’s non-objection to our capital plan on March 26, 2014

•	Announced a new share repurchase authorization of $2.3 billion, effective April 1st

•	Expect to recommend a second quarter dividend of $0.245 per common share, a 6.5 percent increase over the current dividend rate

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Net income attributable to U.S. Bancorp	$1,397	$1,456	$1,428	(4.1)	(2.2)
Diluted earnings per common share	$.73	$.76	$.73	(3.9)	—
Return on average assets (%)	1.56	1.62	1.65
Return on average common equity (%)	14.6	15.4	16.0
Net interest margin (%)	3.35	3.40	3.48
Efficiency ratio (%)	52.9	54.9	50.7
Tangible efficiency ratio (%) (a)	51.9	53.7	49.6
Dividends declared per common share	$.230	$.230	$.195	—	17.9
Book value per common share (period-end)	$20.48	$19.92	$18.71	2.8	9.5

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,397 million for the first quarter of 2014, 2.2 percent lower than the $1,428 million for the first quarter of 2013, and 4.1 percent lower than the $1,456 million for the fourth quarter of 2013. Diluted earnings per common share of $.73 in the first quarter of 2014 were equal to the first quarter of 2013 and $.03 lower than the previous quarter. Return on average assets and return on average common equity were 1.56 percent and 14.6 percent, respectively, for the first quarter of 2014, compared with 1.65 percent and 16.0 percent, respectively, for the first quarter of 2013. The provision for credit losses was lower than net charge-offs by $35 million in the first quarter of 2014 and the fourth quarter of 2013, and $30 million lower than net charge-offs in the first quarter of 2013.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our first quarter earnings of $1.4 billion, or $.73 per diluted common share, demonstrated our Company’s ability to generate strong results in the face of a slow-growing and uncertain economy. Our industry-leading returns on average assets of 1.56 percent and average common equity of 14.6 percent, combined with our strong efficiency ratio of 52.9 percent, remain among the top performance ratios in our peer group. Our performance clearly reflects the advantage of our diversified business mix and disciplined expense management which has enabled us to withstand the revenue challenges facing our industry in this slow-growth economy.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

“Average loan growth remained strong at 6.0 percent year-over-year and 1.3 percent on a linked quarter basis. Total loan and commitment growth continued to be an area of strength for the Bank, particularly highlighted by our commercial business, which grew loans by 8.5 percent year-over-year and 2.8 percent on a linked quarter basis. This growth demonstrates our ability to gain market share as customers choose to partner with us to expand their businesses when opportunities arise.

“Noninterest income was impacted by seasonal factors, reflected in our payments businesses and in lower deposit service fees. Our mortgage banking revenue stabilized, as expected, on a linked quarter basis and declined compared to the prior year. Our diversified revenue mix helped offset this revenue decline and we managed expenses prudently.

“Credit quality continued to be strong in the first quarter as net charge-offs declined 21.2 percent compared with the prior year and rose modestly on a linked quarter basis due to unusually high recoveries in the prior quarter. Nonperforming assets, excluding covered assets, fell by 1.0 percent and delinquencies also improved in the quarter. Overall credit quality is expected to remain relatively stable in the coming quarters.

“On March 20th, the Federal Reserve released the summary results of the Dodd-Frank Act Stress Test and once again, I am proud to report that, compared with our peer banks, our Company posted the highest pre-provision net revenue and net income before taxes as a percent of average assets under the Federal Reserve’s supervisory severely adverse scenario. On March 26th, we received notice of the Federal Reserve’s non-objection to our capital plan and we announced our new share buyback authorization of $2.3 billion, effective April 1, and our intention to recommend to our board of directors a 6.5% increase in our common stock dividend at our June board meeting. These combined actions allow us to maintain our goal of returning 60 – 80 percent of earnings to our shareholders, a goal we again met in the first quarter when we returned 67 percent. Our ability to generate significant capital each quarter allows us to provide this return to our shareholders while maintaining a strong capital position. Our common equity tier 1 capital ratio is 9.0 percent under the Basel III fully implemented standardized approach and 9.7 percent under the transition rules.

“As I shared at our Annual Shareholder Meeting yesterday in Kansas City, our 67,000 employees are focused every day on extending our advantage by delivering outstanding service and the highest quality products. I am grateful to them for their hard work and dedication. I am also grateful to our nearly 18 million customers who trust U.S. Bank with their business. Our business model has shown strength and resilience through times of challenge, change and new opportunities. We are well positioned for the strengthening economic climate and the team is working every day to create value for our shareholders.”

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Net interest income	$2,706	$2,733	$2,709	(1.0)	(.1)
Noninterest income	2,108	2,156	2,165	(2.2)	(2.6)

Total net revenue	4,814	4,889	4,874	(1.5)	(1.2)
Noninterest expense	2,544	2,682	2,470	(5.1)	3.0

Income before provision and taxes	2,270	2,207	2,404	2.9	(5.6)
Provision for credit losses	306	277	403	10.5	(24.1)

Income before taxes	1,964	1,930	2,001	1.8	(1.8)
Taxable-equivalent adjustment	56	56	56	—	—
Applicable income taxes	496	403	558	23.1	(11.1)

Net income	1,412	1,471	1,387	(4.0)	1.8
Net (income) loss attributable to noncontrolling interests	(15)	(15)	41	—	nm

Net income attributable to U.S. Bancorp	$1,397	$1,456	$1,428	(4.1)	(2.2)

Net income applicable to U.S. Bancorp common shareholders	$1,331	$1,389	$1,358	(4.2)	(2.0)

Diluted earnings per common share	$.73	$.76	$.73	(3.9)	—

Net income attributable to U.S. Bancorp for the first quarter of 2014 was $31 million (2.2 percent) lower than the first quarter of 2013, and $59 million (4.1 percent) lower than the fourth quarter of 2013. The decrease in net income year-over-year was principally due to a decrease in mortgage banking revenue, partially offset by a favorable variance in the provision for credit losses. The decrease in net income on a linked quarter basis was principally due to a reduction in total net revenue, mainly due to seasonally lower fee revenue, partially offset by lower noninterest expense.

Total net revenue on a taxable-equivalent basis for the first quarter of 2014 was $4,814 million; $60 million (1.2 percent) lower than the first quarter of 2013, reflecting a .1 percent decrease in net interest income and a 2.6 percent decrease in noninterest income. Net interest income was essentially flat year-over-year, as an increase in average earning assets was offset by a decrease in the net interest margin. Noninterest income declined year-over-year, primarily due to lower mortgage banking revenue. Total net revenue on a taxable-equivalent basis decreased on a linked quarter basis, as a 1.0 percent decrease in net interest income, reflecting the impact of two fewer days in the first quarter relative to the prior quarter and seasonally lower

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

loan fees, was combined with a 2.2 percent decrease in noninterest income, mainly due to seasonally lower fee revenue.

Total noninterest expense in the first quarter of 2014 was $2,544 million; $74 million (3.0 percent) higher than the first quarter of 2013 and $138 million (5.1 percent) lower than the fourth quarter of 2013. The increase in total noninterest expense year-over-year was primarily due to an increase in other expense driven by insurance-related recoveries in the first quarter of 2013, partially offset by a decrease in costs related to foreclosed properties, and the Company’s adoption in first quarter of 2014 of accounting changes for certain affordable housing tax credit investments (“the affordable housing tax credit change”). The decrease in total noninterest expense on a linked quarter basis was primarily due to a decrease in professional services and marketing and business development expense and lower tax-advantaged investment expense due to seasonally lower volume and the affordable housing tax credit change.

The Company’s provision for credit losses for the first quarter of 2014 was $306 million, $29 million higher than the prior quarter and $97 million lower than the first quarter of 2013. The provision for credit losses was lower than net charge-offs by $35 million in the first quarter of 2014 and in the fourth quarter of 2013, and $30 million lower than net charge-offs in the first quarter of 2013. Net charge-offs in the first quarter of 2014 were $341 million, compared with $312 million in the fourth quarter of 2013 and $433 million in the first quarter of 2013. The increase in net charge-offs compared with the prior quarter was due to unusually high recoveries in the fourth quarter of 2013. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the second quarter of 2014.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $1,794 million at March 31, 2014, compared with $1,813 million at December 31, 2013, and $2,029 million at March 31, 2013. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the commercial mortgage portfolio, as well as by improvement in construction and development and credit card loans. Covered nonperforming assets were $205 million at March 31, 2014, compared with $224 million at December 31, 2013, and $377 million at March 31, 2013. The ratio of the allowance for credit losses to period-end loans was 1.89 percent at March 31, 2014, compared with 1.93 percent at December 31, 2013, and 2.11 percent at March 31, 2013. The Company expects total nonperforming assets to remain relatively stable in the second quarter of 2014.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Components of net interest income
Income on earning assets	$3,078	$3,125	$3,168	$(47)	$(90)
Expense on interest-bearing liabilities	372	392	459	(20)	(87)

Net interest income	$2,706	$2,733	$2,709	$(27)	$(3)

Average yields and rates paid
Earning assets yield	3.81%	3.89%	4.07%	(.08)%	(.26)%
Rate paid on interest-bearing liabilities	.63	.68	.80	(.05)	(.17)

Gross interest margin	3.18%	3.21%	3.27%	(.03)%	(.09)%

Net interest margin	3.35%	3.40%	3.48%	(.05)%	(.13)%

Average balances
Investment securities (a)	$82,216	$77,248	$73,467	$4,968	$8,749
Loans	235,859	232,791	222,421	3,068	13,438
Earning assets	326,226	319,516	313,992	6,710	12,234
Interest-bearing liabilities	238,276	229,201	232,186	9,075	6,090

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the first quarter of 2014 was $2,706 million, a decrease of $3 million (.1 percent) from the first quarter of 2013. The decrease was the result of lower rates on loans and investment securities, partially offset by growth in the corresponding average balances, growth in lower cost core deposit funding and the positive impact from maturities of higher-rate long-term debt. Average earning assets were $12.2 billion (3.9 percent) higher than the first quarter of 2013, driven by increases of $13.4 billion (6.0 percent) in average total loans and $8.7 billion (11.9 percent) in average investment securities, partially offset by decreases of $6.1 billion (70.0 percent) in average loans held for sale and $3.8 billion (40.8 percent) in other earning assets, principally due to the deconsolidation of certain community development and tax-advantaged project variable interest entities during the second quarter of 2013. Net interest income decreased $27 million (1.0 percent) on a linked quarter basis, due to the impact of two fewer days in the first quarter relative to the prior quarter and seasonally lower loan fees, partially offset by higher average earning assets. The net interest margin in the first quarter of 2014 was 3.35 percent, compared with 3.48 percent in the first quarter of 2013, and 3.40 percent in the fourth quarter of 2013. The

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

decline in the net interest margin on a year-over-year basis primarily reflected lower reinvestment rates on investment securities, as well as growth in the investment portfolio at lower average rates, and lower rates on loans, partially offset by lower rates on deposits and short-term borrowings and a reduction in higher cost long-term debt. On a linked quarter basis, the reduction in net interest margin was principally due to growth in lower rate investment securities and lower rates on loans.

AVERAGE LOANS	Table 4
($ in millions)

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Commercial	$65,645	$63,714	$59,921	3.0	9.6
Lease financing	5,189	5,210	5,378	(.4)	(3.5)

Total commercial	70,834	68,924	65,299	2.8	8.5
Commercial mortgages	32,049	31,780	31,011	.8	3.3
Construction and development	8,001	7,538	6,207	6.1	28.9

Total commercial real estate	40,050	39,318	37,218	1.9	7.6
Residential mortgages	51,584	50,732	45,109	1.7	14.4
Credit card	17,407	17,366	16,528	.2	5.3
Retail leasing	5,979	5,847	5,448	2.3	9.7
Home equity and second mortgages	15,366	15,488	16,434	(.8)	(6.5)
Other	26,312	26,059	25,364	1.0	3.7

Total other retail	47,657	47,394	47,246	.6	.9

Total loans, excluding covered loans	227,532	223,734	211,400	1.7	7.6

Covered loans	8,327	9,057	11,021	(8.1)	(24.4)

Total loans	$235,859	$232,791	$222,421	1.3	6.0

Average total loans were $13.4 billion (6.0 percent) higher in the first quarter of 2014 than the first quarter of 2013, driven by growth in residential mortgages (14.4 percent), commercial loans (9.6 percent), retail leasing (9.7 percent), total commercial real estate (7.6 percent), credit card (5.3 percent), and other retail loans (3.7 percent). These increases were partially offset by declines in home equity and second mortgages (6.5 percent), lease financing (3.5 percent) and covered loans (24.4 percent). Average total loans, excluding covered loans, were higher by 7.6 percent year-over-year. Average total loans were $3.1 billion (1.3 percent) higher in the first quarter of 2014 than the fourth quarter of 2013, driven by increases in commercial loans (3.0 percent), retail leasing (2.3 percent), total commercial real estate (1.9 percent),

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

residential mortgages (1.7 percent), other retail loans (1.0 percent) and credit card (.2 percent), partially offset by decreases in home equity and second mortgages (.8 percent), lease financing (.4 percent) and covered loans (8.1 percent). Excluding covered loans, average total loans grew by 1.7 percent on a linked quarter basis.

Average investment securities in the first quarter of 2014 were $8.7 billion (11.9 percent) higher year-over-year and $5.0 billion (6.4 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, in anticipation of final liquidity coverage ratio regulatory requirements.

AVERAGE DEPOSITS	Table 5
($ in millions)

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Noninterest-bearing deposits	$70,824	$74,468	$66,400	(4.9)	6.7
Interest-bearing savings deposits
Interest checking	51,305	50,112	48,404	2.4	6.0
Money market savings	59,244	57,550	53,096	2.9	11.6
Savings accounts	33,200	32,235	31,409	3.0	5.7

Total of savings deposits	143,749	139,897	132,909	2.8	8.2
Time deposits less than $100,000	11,443	11,979	13,610	(4.5)	(15.9)
Time deposits greater than $100,000	31,463	30,562	32,099	2.9	(2.0)

Total interest-bearing deposits	186,655	182,438	178,618	2.3	4.5

Total deposits	$257,479	$256,906	$245,018	.2	5.1

Average total deposits for the first quarter of 2014 were $12.5 billion (5.1 percent) higher than the first quarter of 2013. Average noninterest-bearing deposits increased $4.4 billion (6.7 percent) year-over-year, mainly in balances related to corporate trust, commercial real estate and commercial banking businesses. Average total savings deposits were $10.8 billion (8.2 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate balances. Time deposits less than $100,000 were $2.2 billion (15.9 percent) lower due to maturities, while time deposits greater than $100,000 decreased $636 million (2.0 percent), primarily due to a decline in Consumer and Small Business Banking and corporate trust balances, partially offset by an increase in Wholesale Banking and Commercial Real Estate balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

Average total deposits increased $573 million (.2 percent) over the fourth quarter of 2013. Average noninterest-bearing deposits decreased $3.6 billion (4.9 percent) on a linked quarter basis, due to seasonally lower balances in corporate trust, Consumer and Small Business Banking and Wholesale Banking and Commercial Real Estate. Average total savings deposits increased $3.9 billion (2.8 percent), including increases in Consumer and Small Business Banking and government banking balances. Compared with the fourth quarter of 2013, average time deposits less than $100,000 declined $536 million (4.5 percent) due to maturities. Average time deposits greater than $100,000 increased $901 million (2.9 percent) on a linked quarter basis, principally due to higher broker-dealer balances.

NONINTEREST INCOME	Table 6
($ in millions)

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Credit and debit card revenue	$239	$263	$214	(9.1)	11.7
Corporate payment products revenue	173	166	172	4.2	.6
Merchant processing services	356	367	347	(3.0)	2.6
ATM processing services	78	79	82	(1.3)	(4.9)
Trust and investment management fees	304	297	278	2.4	9.4
Deposit service charges	157	177	153	(11.3)	2.6
Treasury management fees	133	130	134	2.3	(.7)
Commercial products revenue	205	243	200	(15.6)	2.5
Mortgage banking revenue	236	231	401	2.2	(41.1)
Investment products fees	46	45	41	2.2	12.2
Securities gains (losses), net	5	1	5	nm	—
Other	176	157	138	12.1	27.5

Total noninterest income	$2,108	$2,156	$2,165	(2.2)	(2.6)

Noninterest Income

First quarter noninterest income was $2,108 million; $57 million (2.6 percent) lower than the first quarter of 2013 and $48 million (2.2 percent) lower than the fourth quarter of 2013. The year-over-year decrease in noninterest income was principally due to a $165 million (41.1 percent) reduction in mortgage banking revenue due to lower origination and sales revenue. Growth in several fee categories partially offset the decline in mortgage banking revenue. Credit and debit card revenue increased $25 million (11.7 percent) over the prior year primarily due to higher transaction volumes. Merchant processing services revenue was $9 million (2.6 percent) higher as a result of an increase in product fees and higher volumes, partially offset

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

by lower rates. Trust and investment management fees increased $26 million (9.4 percent) year-over-year, reflecting account growth, improved market conditions and business expansion. Commercial products revenue increased $5 million (2.5 percent) over the prior year, principally due to higher syndication fees on tax-advantaged projects, while investment products fees increased $5 million (12.2 percent) due to higher sales volumes and fees. In addition, other income increased $38 million (27.5 percent) driven by higher equity investment revenue.

Noninterest income was $48 million (2.2 percent) lower in the first quarter of 2014 than the fourth quarter of 2013, primarily due to decreases in commercial products revenue, deposit service charges, and credit and debit card revenue. Commercial products revenue decreased $38 million (15.6 percent) due to lower wholesale transaction activity and seasonally lower tax-advantaged project-related revenue. Deposit service charges were $20 million (11.3 percent) lower due to seasonality. Credit and debit card revenue was $24 million (9.1 percent) lower due to seasonally lower transaction volumes. Merchant processing revenue was $11 million (3.0 percent) lower on a linked quarter basis due to seasonally lower product fees and volumes. Partially offsetting these declines on a linked quarter basis were increases in corporate payment products revenue, trust and investment management fees and other income. Corporate payment products revenue was higher by $7 million (4.2 percent), primarily due to seasonally higher government-related transaction volumes. Trust and investment management fees were $7 million (2.4 percent) higher than the prior quarter due to improved market conditions and account growth, including business expansion. Other income was $19 million (12.1 percent) higher on a linked quarter basis, primarily due to higher equity investment and retail leasing revenue.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

NONINTEREST EXPENSE	Table 7
($ in millions)

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Compensation	$1,115	$1,103	$1,082	1.1	3.0
Employee benefits	289	275	310	5.1	(6.8)
Net occupancy and equipment	249	240	235	3.8	6.0
Professional services	83	118	78	(29.7)	6.4
Marketing and business development	79	103	73	(23.3)	8.2
Technology and communications	211	209	211	1.0	—
Postage, printing and supplies	81	80	76	1.3	6.6
Other intangibles	49	56	57	(12.5)	(14.0)
Other	388	498	348	(22.1)	11.5

Total noninterest expense	$2,544	$2,682	$2,470	(5.1)	3.0

Noninterest Expense

Noninterest expense in the first quarter of 2014 totaled $2,544 million, an increase of $74 million (3.0 percent) from the first quarter of 2013, and a $138 million (5.1 percent) decrease from the fourth quarter of 2013. The increase in total noninterest expense year-over-year was primarily the result of higher compensation expense, reflecting growth in staffing for business initiatives and the impact of merit increases, an increase in other expense driven by insurance-related recoveries in the prior year, partially offset by lower tax-advantaged projects costs, including the affordable housing tax credit change, and lower costs related to other real estate owned. In addition, net occupancy and equipment expense increased $14 million (6.0 percent) due to business initiatives, higher rent expense and maintenance costs, and marketing and business development increased $6 million (8.2 percent) due to the timing of Payment Services projects. Offsetting these increases was a $21 million (6.8 percent) reduction in employee benefits expense driven by lower pension costs and an $8 million (14.0 percent) reduction in other intangibles expense from the reduction or completion of the amortization of certain intangibles.

Noninterest expense decreased $138 million (5.1 percent) on a linked quarter basis, driven by lower professional services costs, costs related to tax-advantaged projects, and marketing and business development costs. Professional services were $35 million (29.7 percent) lower compared with the fourth quarter of 2013 due to seasonally lower costs across a majority of the lines of business. Marketing and business development expense decreased $24 million (23.3 percent) due to the timing of various marketing

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

programs in Payments Services and Consumer and Small Business Banking. Other expense was $110 million (22.1 percent) lower than the fourth quarter of 2013, principally due to lower costs related to investments in tax-advantaged projects, reflecting seasonally lower volume and the affordable housing tax credit change. In addition, other intangibles expense was $7 million (12.5 percent) lower due to the reduction or completion of the amortization of certain intangibles. Partially offsetting these positive variances was a $12 million (1.1 percent) increase in compensation expense due to merit increases and a $14 million (5.1 percent) increase in employee benefits expense resulting from seasonally higher payroll taxes, partially offset by lower pension expense.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2014 resulted in a tax rate on a taxable-equivalent basis of 28.1 percent (effective tax rate of 26.0 percent), compared with 30.7 percent (effective tax rate of 28.7 percent) in the first quarter of 2013, and 23.8 percent (effective tax rate of 21.5 percent) in the fourth quarter of 2013. The decrease on a year-over-year basis primarily reflected the impact of the accounting presentation changes, begun in the fourth quarter of 2013, related to certain investments in tax-advantaged projects. The increase over the prior quarter principally reflected the affordable housing tax credit change and the favorable conclusion of certain tax matters in the fourth quarter of 2013.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	1Q		4Q		3Q		2Q		1Q
	2014	% (b)	2013	% (b)	2013	% (b)	2013	% (b)	2013	% (b)
Balance, beginning of period	$4,537		$4,578		$4,612		$4,708		$4,733
Net charge-offs
Commercial	34	.21	33	.21	18	.11	34	.22	32	.22
Lease financing	2	.16	3	.23	(7)	(.53)	4	.31	3	.23

Total commercial	36	.21	36	.21	11	.06	38	.23	35	.22
Commercial mortgages	(1)	(.01)	1	.01	2	.03	8	.10	15	.20
Construction and development	(2)	(.10)	(30)	(1.58)	(8)	(.46)	(25)	(1.54)	4	.26

Total commercial real estate	(3)	(.03)	(29)	(.29)	(6)	(.06)	(17)	(.18)	19	.21
Residential mortgages	57	.45	49	.38	57	.46	74	.63	92	.83
Credit card	170	3.96	163	3.72	160	3.75	173	4.23	160	3.93
Retail leasing	—	—	—	—	1	.07	(1)	(.07)	1	.07
Home equity and second mortgages	31	.82	37	.95	43	1.09	58	1.45	73	1.80
Other	45	.69	52	.79	54	.83	48	.76	52	.83

Total other retail	76	.65	89	.75	98	.83	105	.90	126	1.08

Total net charge-offs, excluding covered loans	336	.60	308	.55	320	.58	373	.70	432	.83
Covered loans	5	.24	4	.18	8	.33	19	.73	1	.04

Total net charge-offs	341	.59	312	.53	328	.57	392	.70	433	.79
Provision for credit losses	306		277		298		362		403
Other changes (a)	(5)		(6)		(4)		(66)		5

Balance, end of period	$4,497		$4,537		$4,578		$4,612		$4,708

Components
Allowance for loan losses	$4,189		$4,250		$4,258		$4,312		$4,390
Liability for unfunded credit commitments	308		287		320		300		318

Total allowance for credit losses	$4,497		$4,537		$4,578		$4,612		$4,708

Gross charge-offs	$422		$429		$450		$506		$549
Gross recoveries	$81		$117		$122		$114		$116
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.90		1.94		1.99		2.03		2.11
Nonperforming loans, excluding covered loans	293		297		294		287		274
Nonperforming assets, excluding covered assets	243		242		235		231		221
Period-end loans	1.89		1.93		1.98		2.02		2.11
Nonperforming loans	278		283		276		269		255
Nonperforming assets	225		223		207		203		196

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and, beginning in the second quarter of 2013, reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

Credit Quality

The allowance for credit losses was $4,497 million at March 31, 2014, compared with $4,537 million at December 31, 2013, and $4,708 million at March 31, 2013. Net charge-offs and nonperforming assets declined on a year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs increased $29 million (9.3 percent), while nonperforming assets, excluding covered assets, decreased $19 million (1.0 percent). Total net charge-offs in the first quarter of 2014 were $341 million, compared with $312 million in the fourth quarter of 2013, and $433 million in the first quarter of 2013. The $92 million (21.2 percent) decline in net charge-offs year-over-year was due to improvements in the commercial real estate, residential mortgages and home equity and second mortgages portfolios, while the increase on a linked quarter basis reflected recoveries in the prior quarter in commercial real estate. The Company recorded $306 million of provision for credit losses in the current quarter, which was $35 million less than net charge-offs.

Commercial and commercial real estate loan net charge-offs were $33 million (.12 percent of average loans outstanding) in the first quarter of 2014, compared with $7 million (.03 percent of average loans outstanding) in the fourth quarter of 2013, and $54 million (.21 percent of average loans outstanding) in the first quarter of 2013.

Residential mortgage loan net charge-offs were $57 million (.45 percent of average loans outstanding) in the first quarter of 2014, compared with $49 million (.38 percent of average loans outstanding) in the fourth quarter of 2013, and $92 million (.83 percent of average loans outstanding) in the first quarter of 2013. Credit card loan net charge-offs were $170 million (3.96 percent of average loans outstanding) in the first quarter of 2014, compared with $163 million (3.72 percent of average loans outstanding) in the fourth quarter of 2013, and $160 million (3.93 percent of average loans outstanding) in the first quarter of 2013. Total other retail loan net charge-offs were $76 million (.65 percent of average loans outstanding) in the first quarter of 2014, compared with $89 million (.75 percent of average loans outstanding) in the fourth quarter of 2013, and $126 million (1.08 percent of average loans outstanding) in the first quarter of 2013.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

The ratio of the allowance for credit losses to period-end loans was 1.89 percent (1.90 percent excluding covered loans) at March 31, 2014, compared with 1.93 percent (1.94 percent excluding covered loans) at December 31, 2013, and 2.11 percent (2.11 percent excluding covered loans) at March 31, 2013. The ratio of the allowance for credit losses to nonperforming loans was 278 percent (293 percent excluding covered loans) at March 31, 2014, compared with 283 percent (297 percent excluding covered loans) at December 31, 2013, and 255 percent (274 percent excluding covered loans) at March 31, 2013.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES	Table 9
(Percent)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2014	2013	2013	2013	2013
Delinquent loan ratios—90 days or more past due excluding nonperforming loans
Commercial	.06	.08	.07	.09	.09
Commercial real estate	.06	.07	.02	.03	.02
Residential mortgages	.64	.65	.53	.53	.54
Credit card	1.21	1.17	1.11	1.10	1.26
Other retail	.18	.18	.16	.16	.18
Total loans, excluding covered loans	.30	.31	.27	.27	.29
Covered loans	5.83	5.63	5.47	5.40	5.18
Total loans	.49	.51	.48	.49	.52
Delinquent loan ratios—90 days or more past due including nonperforming loans
Commercial	.32	.27	.24	.24	.25
Commercial real estate	.73	.83	.94	1.13	1.38
Residential mortgages	2.14	2.16	1.99	1.96	2.01
Credit card	1.59	1.60	1.66	1.75	2.04
Other retail	.58	.58	.60	.63	.67
Total loans, excluding covered loans	.95	.97	.94	.97	1.06
Covered loans	7.46	7.13	7.13	7.08	7.13
Total loans	1.17	1.19	1.20	1.24	1.35

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

ASSET QUALITY	Table 10
($ in millions)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2014	2013	2013	2013	2013
Nonperforming loans
Commercial	$174	$122	$104	$91	$85
Lease financing	14	12	12	14	16

Total commercial	188	134	116	105	101
Commercial mortgages	156	182	210	263	289
Construction and development	113	121	146	161	218

Total commercial real estate	269	303	356	424	507
Residential mortgages	777	770	732	685	673
Credit card	65	78	94	109	127
Other retail	188	191	206	222	228

Total nonperforming loans, excluding covered loans	1,487	1,476	1,504	1,545	1,636
Covered loans	132	127	156	168	209

Total nonperforming loans	1,619	1,603	1,660	1,713	1,845
Other real estate (a)	296	327	366	364	379
Covered other real estate (a)	73	97	176	187	168
Other nonperforming assets	11	10	10	12	14

Total nonperforming assets (b)	$1,999	$2,037	$2,212	$2,276	$2,406

Total nonperforming assets, excluding covered assets	$1,794	$1,813	$1,880	$1,921	$2,029

Accruing loans 90 days or more past due, excluding covered loans	$695	$713	$591	$580	$609

Accruing loans 90 days or more past due	$1,167	$1,189	$1,105	$1,119	$1,165

Performing restructured loans, excluding GNMA and covered loans	$3,006	$3,067	$3,097	$3,311	$3,318

Performing restructured GNMA and covered loans	$3,003	$2,932	$2,262	$2,217	$2,294

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.78	.80	.85	.88	.95
Nonperforming assets to loans plus ORE (%)	.84	.86	.95	1.00	1.07

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

Nonperforming assets at March 31, 2014, totaled $1,999 million, compared with $2,037 million at December 31, 2013, and $2,406 million at March 31, 2013. Total nonperforming assets at March 31, 2014, included $205 million of covered assets. The ratio of nonperforming assets to loans and other real estate was .84 percent (.78 percent excluding covered assets) at March 31, 2014, compared with .86 percent (.80 percent excluding covered assets) at December 31, 2013, and 1.07 percent (.95 percent excluding covered assets) at March 31, 2013. Total commercial nonperforming assets were $54 million (40.3 percent) higher on a linked

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

quarter basis and $87 million (86.1 percent) higher year-over-year. Commercial real estate nonperforming assets declined by $34 million (11.2 percent) on a linked quarter basis and $238 million (46.9 percent) year-over-year. Residential mortgage nonperforming assets increased $7 million (.9 percent) on a linked quarter basis and $104 million (15.5 percent) year-over-year. Credit card nonperforming assets were $13 million (16.7 percent) lower on a linked basis and $62 million (48.8 percent) lower year-over-year. Other retail nonperforming assets decreased $3 million (1.6 percent) on a linked quarter basis and $40 million (17.5 percent) year-over-year.

Accruing loans 90 days or more past due were $1,167 million ($695 million excluding covered loans) at March 31, 2014, compared with the $1,189 million ($713 million excluding covered loans) at December 31, 2013, and the $1,165 million ($609 million excluding covered loans) at March 31, 2013.

CAPITAL POSITION	Table 11
($ in millions)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2014	2013	2013	2013	2013
Total U.S. Bancorp shareholders’ equity	$42,054	$41,113	$40,132	$39,683	$39,531
Basel III transitional standardized approach/Basel I (a)
Common equity tier 1 capital	$29,463	$27,942	$27,265	$26,778	$26,321
Tier 1 capital	34,627	33,386	32,707	32,219	31,774
Total risk-based capital	40,741	39,340	38,873	38,378	38,099
Common equity tier 1 capital ratio	9.7%	9.4%	9.3%	9.2%	9.1%
Tier 1 capital ratio	11.4	11.2	11.2	11.1	11.0
Total risk-based capital ratio	13.5	13.2	13.3	13.3	13.2
Leverage ratio	9.7	9.6	9.6	9.5	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)	9.0	8.8	8.6	8.6	8.2
Tangible common equity to tangible assets	7.8	7.7	7.4	7.5	7.4
Tangible common equity to risk-weighted assets	9.3	9.1	8.9	8.9	8.8

(a)	March 31, 2014, based on the Basel III transitional standardized approach, all prior periods under Basel I
(b)	The Basel III regulatory requirements for March 31, 2013, were based on the proposed rules for the Basel III fully implemented standardized approach released June 2012, all other periods were based on the final rules for the Basel III fully implemented standardized approach

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

Total U.S. Bancorp shareholders’ equity was $42.1 billion at March 31, 2014, compared with $41.1 billion at December 31, 2013, and $39.5 billion at March 31, 2013. During the first quarter, the Company returned 67 percent of first quarter earnings to shareholders, including $420 million in common stock dividends and $482 million of repurchased common stock.

Prior to 2014, the regulatory capital requirements effective for the Company followed Basel I. During 2013, U.S. banking regulators approved final regulatory capital rule enhancements, which implemented aspects of Basel III and the Dodd-Frank Act, such as redefining the regulatory capital elements and minimum capital ratios, introducing regulatory capital buffers above those minimums, revising rules for calculating risk-weighted assets and introducing a new common equity tier 1 ratio. Beginning January 1, 2014, the regulatory capital requirements effective for the company follow Basel III, subject to certain transition provisions from Basel I over the next four years to full implementation by January 1, 2018. The common equity tier 1 capital ratio using the transition provisions was 9.7 percent at March 31, 2014. The tier 1 capital ratio was 11.4 percent at March 31, 2014, compared with 11.2 percent at December 31, 2013, and 11.0 percent at March 31, 2013. The tangible common equity to tangible assets ratio was 7.8 percent at March 31, 2014, compared with 7.7 percent at December 31, 2013, and 7.4 percent at March 31, 2013. All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III fully implemented standardized approach was 9.0 percent at March 31, 2014, compared with 8.8 percent at December 31, 2013, and 8.2 percent at March 31, 2013.

COMMON SHARES	Table 12
(Millions)

	1Q	4Q	3Q	2Q	1Q
	2014	2013	2013	2013	2013
Beginning shares outstanding	1,825	1,832	1,844	1,858	1,869
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	8	6	5	4	6
Shares repurchased	(12)	(13)	(17)	(18)	(17)

Ending shares outstanding	1,821	1,825	1,832	1,844	1,858

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable
	to U.S. Bancorp			Percent Change		1Q 2014 Earnings Composition
	1Q	4Q	1Q	1Q14 vs	1Q14 vs
Business Line	2014	2013	2013	4Q13	1Q13
Wholesale Banking and Commercial Real Estate	$288	$289	$319	(.3)	(9.7)	21%
Consumer and Small Business Banking	291	396	368	(26.5)	(20.9)	21
Wealth Management and Securities Services	48	40	34	20.0	41.2	3
Payment Services	233	236	210	(1.3)	11.0	17
Treasury and Corporate Support	537	495	497	8.5	8.0	38

Consolidated Company	$1,397	$1,456	$1,428	(4.1)	(2.2)	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2014, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

and public sector clients. Wholesale Banking and Commercial Real Estate contributed $288 million of the Company’s net income in the first quarter of 2014, compared with $319 million in the first quarter of 2013 and $289 million in the fourth quarter of 2013. Wholesale Banking and Commercial Real Estate’s net income decreased $31 million (9.7 percent) from the same quarter of 2013 due to a decrease in total net revenue and a higher provision for credit losses, partially offset by a reduction in total noninterest expense. Total net revenue declined by $38 million (4.9 percent), due to a 12.1 percent decrease in total noninterest income, and a .8 percent decrease in net interest income. Net interest income decreased $4 million (.8 percent) year-over-year, primarily due to lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by an increase in average total loans. Total noninterest income decreased by $34 million (12.1 percent), driven by lower wholesale transaction activity and other loan-related fees. In addition, equity investment revenue was lower year-over-year. Total noninterest expense decreased by $6 million (1.9 percent) from a year ago, primarily due to lower costs related to other real estate owned. The provision for credit losses was $18 million higher year-over-year due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the first quarter of 2014 was $1 million (.3 percent) lower than the fourth quarter of 2013, mainly due to lower total net revenue, partially offset by a decrease in the provision for credit losses. Total net revenue decreased by $48 million (6.1 percent) compared with the prior quarter. Net interest income decreased by $20 million (3.9 percent) on a linked quarter basis, primarily due to lower loan rates, the impact of lower rates on the margin benefit from deposits and two fewer days in the current quarter relative to the prior quarter, partially offset by an increase in average total loans. Total noninterest income decreased by $28 million (10.2 percent), driven by lower wholesale transaction activity, in part due to seasonally higher transaction volumes in the prior quarter and lower equity investment revenue, partially offset by higher treasury management fees. Total noninterest expense was relatively flat, decreasing $2 million (.7 percent), as lower professional services and loan-related expense was offset by higher net shared services costs. The provision for credit losses decreased by $43 million due to a favorable change in the reserve allocation, partially offset by higher net charge-offs due to a high level of recoveries in the prior quarter.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

and 24-hour banking. Consumer and Small Business Banking contributed $291 million of the Company’s net income in the first quarter of 2014, a $77 million (20.9 percent) decrease from the first quarter of 2013 and a $105 million (26.5 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 7.5 percent increase in its contribution over the same quarter of last year, principally due to a reduction in the provision for credit losses. Retail banking’s total net revenue was 2.2 percent lower than the first quarter of 2013. Net interest income decreased 3.5 percent, primarily due to the lower rates on loans and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division increased 1.0 percent over a year ago, principally due to higher deposit service charges, mainly due to increased monthly account fees, and an increase in retail lease revenue, partially offset by decreases in ATM processing services and commercial products revenue. Total noninterest expense for the retail banking division in the first quarter of 2014 increased 1.5 percent from the same quarter of the prior year, largely due to higher compensation and employee benefits expense and net shared services costs, partially offset by lower other intangibles expense. The provision for credit losses for the retail banking division decreased 30.0 percent on a year-over-year basis due to lower net charge-offs and a favorable change in the reserve allocation. The contribution of the mortgage banking division was lower by 42.6 percent than the first quarter of 2013, reflecting a decrease in total net revenue, partially offset by a reduction in total noninterest expense. The division’s 35.4 percent decrease in total net revenue was due to a 41.9 percent decrease in total noninterest income, driven by lower mortgage origination and sales revenue, as well as a 21.3 percent decrease in net interest income, primarily the result of lower average loans held for sale. Total noninterest expense was 14.2 percent lower than the prior year, reflecting lower compensation and employee benefits expense and mortgage servicing-related costs. The provision for credit losses for the mortgage banking division decreased by $32 million due to a favorable change in the reserve allocation and lower net charge-offs.

Consumer and Small Business Banking’s contribution in the first quarter of 2014 was $105 million (26.5 percent) lower than the fourth quarter of 2013, driven by a higher provision for credit losses and lower total net revenue. Within Consumer and Small Business Banking, the retail banking division’s contribution decreased 43.8 percent, mainly due to an increase in the provision for credit losses and lower total net revenue. Total net revenue for the retail banking division decreased 3.7 percent compared with the previous quarter. Net interest income was 4.3 percent lower, primarily due to lower rates on loans, two less days in the current quarter relative to the prior quarter and seasonally lower loan fees, partially offset by higher

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

average loan and deposits balances. Total noninterest income was 2.2 percent lower on a linked quarter basis, driven by seasonally lower deposit service charges, partially offset by higher retail lease revenue. Total noninterest expense for the retail banking division was relatively flat on a linked quarter basis, as an increase in compensation and employee benefits expense was offset by lower marketing expense and other intangibles expense. The provision for credit losses increased $157 million on a linked quarter basis due to an unfavorable change in the reserve allocation, reflecting a reduction in the home equity allocation in the prior quarter, and higher net charge-offs in the current quarter. The contribution of the mortgage banking division increased 30.4 percent from the fourth quarter of 2013 mainly due to a decrease in the provision for credit losses. Total net revenue decreased 1.1 percent due to a 4.6 percent decline in net interest income, the result of lower average loans held for sale, partially offset by a 1.3 percent increase in total noninterest income, primarily due to a favorable change in the valuation of mortgage servicing rights, net of hedging activities, partially offset by lower origination and sales revenue. Total noninterest expense increased 1.5 percent, primarily reflecting higher net shared services costs and employee benefits expense, partially offset by lower professional services expense. The provision for credit losses for the mortgage banking division decreased by $51 million on a linked quarter basis due to a favorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $48 million of the Company’s net income in the first quarter of 2014, compared with $34 million in the first quarter of 2013 and $40 million in the fourth quarter of 2013. The business line’s contribution was $14 million (41.2 percent) higher than the same quarter of 2013, as an increase in total net revenue was partially offset by higher total noninterest expense. Total net revenue increased by $31 million (8.1 percent) year-over-year, driven by a $36 million (12.2 percent) increase in total noninterest income, reflecting the impact of account growth, improved market conditions, business expansion and higher investment products fees. Net interest income decreased $5 million (5.7 percent), principally due to the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan balances. Total noninterest expense increased by $12 million (3.6 percent) primarily as a result of higher compensation and employee benefits expense, including the impact of business expansion. The provision for credit losses decreased $4 million mainly from a favorable change in the reserve allocation.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

The business line’s contribution in the first quarter of 2014 was $8 million (20.0 percent) higher than the prior quarter. Total net revenue remained relatively flat on a linked quarter basis, reflecting a decrease in net interest income (2.4 percent), principally due to lower average deposit balances and the impact of lower rates on the margin benefit of deposits, offset by an increase in total noninterest income (1.9 percent), primarily due to higher trust and investment management fees, resulting from improved market conditions and account growth, including business expansion. Total noninterest expense decreased $6 million (1.7 percent), primarily as a result of lower professional services and litigation-related costs, partially offset by higher compensation and employee benefits expense. The provision for credit losses decreased $3 million on a linked quarter basis due to lower net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $233 million of the Company’s net income in the first quarter of 2014, compared with $210 million in the first quarter of 2013 and $236 million in the fourth quarter of 2013. The $23 million (11.0 percent) increase in the business line’s contribution from the prior year was driven by an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased by $54 million (4.8 percent) year-over-year. Net interest income increased by $26 million (6.7 percent), primarily due to higher average loan balances and improved loan rates. Total noninterest income was $28 million (3.7 percent) higher year-over-year, due to an increase in credit and debit card revenue on higher transaction volumes, and higher merchant processing services revenue, the result of an increase in product fees and higher volumes, partially offset lower rates. Total noninterest expense increased by $22 million (3.8 percent) over the first quarter of 2013, primarily due to higher compensation and employee benefits expense, including the impact of business expansion, partially offset by reductions in technology and communications expense and other intangibles expense. The provision for credit losses decreased by $4 million (2.0 percent) due to a favorable change in the reserve allocation, partially offset by higher net charge-offs.

Payment Services’ contribution in the first quarter of 2014 declined $3 million (1.3 percent) from the fourth quarter of 2013. Total net revenue decreased $35 million (2.9 percent) on a linked quarter basis. Net interest income decreased by $2 million (.5 percent) due to two fewer days in the current quarter and higher rebate costs on the Company’s government card program, partially offset by improved loan rates. Total noninterest income declined by $33 million (4.1 percent), reflecting a decrease in credit and debit card revenue due to seasonally lower transaction volumes, and a decline in merchant processing revenue due to seasonally lower product fees and volumes, partially offset by an increase in corporate payment products

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

revenue on seasonally higher volumes. Total noninterest expense decreased by $13 million (2.1 percent) due to lower net shared services, professional services, marketing and other intangibles expense, partially offset by an increase in compensation and employee benefits expense, due principally to seasonally higher payroll taxes. The provision for credit losses was $15 million (6.9 percent) lower on a linked quarter basis due to a favorable change in the reserve allocation, partially offset by an increase in net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $537 million in the first quarter of 2014, compared with net income of $497 million in the first quarter of 2013 and net income of $495 million in the fourth quarter of 2013. Net interest income increased by $53 million (9.2 percent) from the first quarter of 2013, principally due to an increase in the investment portfolio average balances and lower rates on short- term borrowings. Total noninterest income increased by $75 million over the first quarter of last year, driven by higher equity investment and commercial products revenue, including an increase in syndication fees on tax-advantaged projects. Total noninterest expense increased by $65 million (62.5 percent), principally reflecting an increase in other expense driven by insurance-related recoveries in the prior year and an increase in occupancy costs, partially offset by lower costs related to investments in tax-advantaged projects. The provision for credit losses was $12 million lower year-over-year, due to a favorable change in the reserve allocation, partially offset by higher net charge-offs.

Net income in the first quarter of 2014 was $42 million (8.5 percent) higher on a linked quarter basis, driven by higher total net revenue and lower total noninterest expense. Total net revenue was $59 million (8.4 percent) higher than the prior quarter, driven by higher equity investment revenue, partially offset by a decrease in commercial products revenue, mainly due to seasonally lower syndication fees on tax-advantaged projects. A $121 million (41.7 percent) decrease in total noninterest expense was primarily due to lower tax-advantaged investment expense due to seasonally lower volume and the affordable housing tax credit change. The provision for credit losses was $16 million lower compared with the fourth quarter of 2013, due to a favorable change in the reserve allocation.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

On Wednesday, April 16, 2014, at 8:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 32344679. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, April 16th, and will run through Wednesday, April 23rd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 32344679. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $371 billion in assets as of March 31, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,083 banking offices in 25 states and 4,878 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current moderate economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports First Quarter 2014 Results

April 16, 2014

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Tier 1 common equity to risk-weighted assets using Basel I definition, and

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2014	2013
Interest Income
Loans	$2,522	$2,562
Loans held for sale	27	72
Investment securities	441	410
Other interest income	32	67

Total interest income	3,022	3,111
Interest Expense
Deposits	119	155
Short-term borrowings	69	85
Long-term debt	184	218

Total interest expense	372	458

Net interest income	2,650	2,653
Provision for credit losses	306	403

Net interest income after provision for credit losses	2,344	2,250
Noninterest Income
Credit and debit card revenue	239	214
Corporate payment products revenue	173	172
Merchant processing services	356	347
ATM processing services	78	82
Trust and investment management fees	304	278
Deposit service charges	157	153
Treasury management fees	133	134
Commercial products revenue	205	200
Mortgage banking revenue	236	401
Investment products fees	46	41
Securities gains (losses), net	5	5
Other	176	138

Total noninterest income	2,108	2,165
Noninterest Expense
Compensation	1,115	1,082
Employee benefits	289	310
Net occupancy and equipment	249	235
Professional services	83	78
Marketing and business development	79	73
Technology and communications	211	211
Postage, printing and supplies	81	76
Other intangibles	49	57
Other	388	348

Total noninterest expense	2,544	2,470

Income before income taxes	1,908	1,945
Applicable income taxes	496	558

Net income	1,412	1,387
Net (income) loss attributable to noncontrolling interests	(15)	41

Net income attributable to U.S. Bancorp	$1,397	$1,428

Net income applicable to U.S. Bancorp common shareholders	$1,331	$1,358

Earnings per common share	$.73	$.73
Diluted earnings per common share	$.73	$.73
Dividends declared per common share	$.230	$.195
Average common shares outstanding	1,818	1,858
Average diluted common shares outstanding	1,828	1,867

U.S. Bancorp

Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2014	2013	2013
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$7,408	$8,477	$6,932
Investment securities
Held-to-maturity	40,712	38,920	34,716
Available-for-sale	44,761	40,935	40,570
Loans held for sale	1,843	3,268	7,719
Loans
Commercial	73,701	70,033	66,323
Commercial real estate	40,131	39,885	37,400
Residential mortgages	51,708	51,156	45,984
Credit card	17,129	18,021	16,229
Other retail	47,607	47,678	46,680

Total loans, excluding covered loans	230,276	226,773	212,616
Covered loans	8,099	8,462	10,735

Total loans	238,375	235,235	223,351
Less allowance for loan losses	(4,189)	(4,250)	(4,390)

Net loans	234,186	230,985	218,961
Premises and equipment	2,589	2,606	2,656
Goodwill	9,204	9,205	9,152
Other intangible assets	3,422	3,529	2,918
Other assets	27,164	26,096	31,823

Total assets	$371,289	$364,021	$355,447

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$73,363	$76,941	$67,802
Interest-bearing	157,918	156,165	148,906
Time deposits greater than $100,000	29,331	29,017	31,304

Total deposits	260,612	262,123	248,012
Short-term borrowings	30,781	27,608	27,126
Long-term debt	23,774	20,049	25,239
Other liabilities	13,379	12,434	14,223

Total liabilities	328,546	322,214	314,600
Shareholders’ equity
Preferred stock	4,756	4,756	4,769
Common stock	21	21	21
Capital surplus	8,236	8,216	8,138
Retained earnings	39,584	38,667	35,720
Less treasury stock	(9,693)	(9,476)	(8,176)
Accumulated other comprehensive income (loss)	(850)	(1,071)	(941)

Total U.S. Bancorp shareholders’ equity	42,054	41,113	39,531
Noncontrolling interests	689	694	1,316

Total equity	42,743	41,807	40,847

Total liabilities and equity	$371,289	$364,021	$355,447

U.S. Bancorp

Non-GAAP Financial Measures

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in Millions, Unaudited)	2014	2013	2013	2013	2013
Total equity	$42,743	$41,807	$41,552	$41,050	$40,847
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,769)
Noncontrolling interests	(689)	(694)	(1,420)	(1,367)	(1,316)
Goodwill (net of deferred tax liability) (1)	(8,352)	(8,343)	(8,319)	(8,317)	(8,333)
Intangible assets, other than mortgage servicing rights	(804)	(849)	(878)	(910)	(963)

Tangible common equity (a)	28,142	27,165	26,179	25,700	25,466
Tangible common equity (as calculated above)	28,142	27,165	26,179	25,700	25,466
Adjustments (2)	239	224	258	195	81

Common equity tier 1 capital estimated for the Basel III fully implemented standardized approach (b)	28,381	27,389	26,437	25,895	25,547
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition		33,386	32,707	32,219	31,774
Preferred stock		(4,756)	(4,756)	(4,756)	(4,769)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital		(688)	(686)	(685)	(684)

Tier 1 common equity using Basel I definition (c)		27,942	27,265	26,778	26,321
Total assets	371,289	364,021	360,681	353,415	355,447
Goodwill (net of deferred tax liability) (1)	(8,352)	(8,343)	(8,319)	(8,317)	(8,333)
Intangible assets, other than mortgage servicing rights	(804)	(849)	(878)	(910)	(963)

Tangible assets (d)	362,133	354,829	351,484	344,188	346,151
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (e)	302,841 *	297,919	293,155	289,613	289,672
Adjustments (3)	13,238 *	13,712	13,473	12,476	21,021

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (f)	316,079 *	311,631	306,628	302,089	310,693
Ratios *
Tangible common equity to tangible assets (a)/(d)	7.8%	7.7%	7.4%	7.5%	7.4%
Tangible common equity to risk-weighted assets (a)/(e)	9.3	9.1	8.9	8.9	8.8
Tier 1 common equity to risk-weighted assets using Basel I definition (c)/(e)	—	9.4	9.3	9.2	9.1
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(f)	9.0	8.8	8.6	8.6	8.2

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

Note: The Basel III regulatory requirements for March 31, 2013, were based on the proposed rules for the Basel III fully implemented standardized approach released June 2012, all other periods were based on the final rules for the Basel III fully implemented standardized approach.

(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements beginning March 31, 2014.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and other adjustments. March 31, 2013, also includes a deduction for disallowed mortgage servicing rights.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, mortgage servicing rights and other adjustments. March 31, 2013, also includes higher risk-weighting for residential mortgages.